Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ned Mavrommatis, CFO 201-996-9000; fax: 201-996-9144 ned@id-systems.com

I.D. Systems, Inc. Reports First Quarter Financial Results

Hackensack, NJ, May 11, 2010—I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the first quarter of 2010.  Revenue for the three months ended March 31, 2010, increased 109% to $6.1 million, compared to $2.9 million for the three months ended March 31, 2009.  The increase was attributable primarily to service contracts held by I.D. Systems’ Asset Intelligence business unit, which was acquired from General Electric Company in January, 2010.  Asset Intelligence currently averages approximately $1.1 million per month in recurring revenue under multi-year contracts.

Gross margin for the first quarter of 2010 was 55.3%, compared to 54.2% for the corresponding period in 2009.  Net loss for the quarter was $4.1 million, or ($0.36) per basic and diluted share, compared to net loss of $3.1 million, or ($0.28) per basic and diluted share, for the first quarter of 2009.  Excluding $454,000 in stock-based compensation expense, non-GAAP net loss for the first quarter of 2010 was $3.6 million, or ($0.32) per basic and diluted share.

As of March 31, 2010, excluding a $9.5 million line of credit, I.D. Systems had $30.1 million in cash, cash equivalents and marketable securities, and $35.7 million of working capital.

The acquisition of Asset Intelligence—a leading provider of wireless solutions for tracking and managing trailers, containers, and other supply chain assets—was one of several first quarter highlights.  The acquisition expands the scope of I.D. Systems’ asset management solutions, broadens the Company’s customer base, and establishes a more stable recurring revenue stream.  In addition, integrating Asset Intelligence resources has enabled synergies expected to lead to significant operational cost reductions in 2010.

Other highlights for the first quarter included:

•
Follow-on purchase orders from Audi AG, a division of Volkswagen, to expand its deployment of I.D. Systems’ PowerFleet™ Wireless Vehicle Management System for industrial trucks in a major automotive plant in Germany.

•
A follow-on purchase order from American Eagle Airlines to expand its use of I.D. Systems’ AvRamp® Wireless Vehicle Management System for a fleet of aircraft ground support equipment at Chicago’s O’Hare International Airport, and the subsequent naming of AvRamp® as the winner of an aviation industry award for engineering innovation.

•
New contracts for Asset Intelligence products and services, including from Royal Freight, a North American carrier that will initially equip 750 dry van trailers with Asset Intelligence’s VeriWise™ trailer tracking and management technology.

•	The award of two patents covering vehicle access control and luggage tracking, which expand I.D. Systems’ intellectual property portfolio and further differentiate I.D. Systems’ solutions.

“We are committed to improving our financial results in 2010, and the acquisition and integration of the Asset Intelligence business was a key step in our efforts,” said Jeffrey Jagid, I.D. Systems’ Chairman and Chief Executive Officer. “At the end of the first quarter of 2010, we initiated a series of staff consolidations expected to reduce employee count by more than 30% by July 31, 2010.  This and other cost management initiatives are expected ultimately to decrease I.D. Systems’ consolidated annual operating expenses by approximately $8 million.

“We are also pleased with the expanded use of our wireless vehicle management system by key customers, the contribution of the Asset Intelligence business to our revenue stream, and the expansion of our patent portfolio, which we believe reflects our continuing industry leadership and technical competitive advantages.

“We are determined to control costs, maintain robust gross margins, and grow revenues,” concluded Mr. Jagid, “and we expect to achieve profitability in 2011.  Our goal remains to become a preeminent provider of wireless asset management technology and deliver superior long-term shareholder value.”

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Selling, general and administrative expenses for the three months ended March 31, 2010, were $6.5 million, reflecting post-acquisition payroll and expenses prior to staff consolidation, compared to $4.2 million for the first quarter of 2009.  Research and development expenditures for the first quarter of 2010 were $1.2 million, compared to $689,000 for the corresponding period in 2009, reflecting investments in new Asset Intelligence products coming to market in 2010.

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Time on May 11, 2010.  Jeffrey Jagid, Chairman and Chief Executive Officer, will lead a discussion on the results of the quarter and recent developments.  After opening remarks and a discussion of the quarter, there will be a question and answer period.  The conference call will be broadcast live over the Internet via the Investors section of the Company’s website at www.id-systems.com.  To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its financial statements presented in accordance with GAAP, I.D. Systems provides certain non-GAAP measures of financial performance.  These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share.  Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.  These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems' current financial performance.  Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook.  All non-GAAP measures included in this press release are accompanied by information for a reconciliation to the nearest GAAP measures.

About I.D. Systems

Based in Hackensack, New Jersey, with subsidiaries in Germany and the United Kingdom, I.D. Systems is a leading provider of wireless solutions for securing, controlling, tracking, and managing high-value enterprise assets, including vehicles, powered equipment, trailers, containers, baggage, and cargo.  The Company’s patented technologies address the needs of organizations to monitor and analyze their assets to improve safety, security, efficiency, and productivity.  For more information, please visit www.id-systems.com.

“Safe Harbor” Statement

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  For example, forward-looking statements include: statements regarding prospects for additional customers; market forecasts; projections of earnings, revenues, synergies, accretion or other financial information; and plans, strategies and objectives of management for future operations, including integration plans in connection with acquisitions.  The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, I.D. Systems.  I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

-- Tables to Follow --

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I.D. Systems, Inc. and Subsidiaries
Statement of Operations Data
(Unaudited)

	Three months ended
	March 31,
	2009	2010
Revenue:
Products	$1,378,000	$2,023,000
Services	1,556,000	4,101,000
	2,934,000	6,124,000
Cost of Revenue:
Cost of products	798,000	975,000
Cost of services	547,000	1,764,000
	1,345,000	2,739,000

Gross Profit	1,589,000	3,385,000

Selling, general and administrative expenses	4,211,000	6,474,000
Research and development expenses	689,000	1,154,000

Loss from operations	(3,311,000)	(4,243,000)
Interest income	347,000	209,000
Interest expense	--	(30,000)
Other (expense) income, net	(108,000)	1,000

Net loss	$(3,072,000)	$(4,063,000)

Net loss per share – basic and diluted	$(0.28)	$(0.36)

Weighted average common shares outstanding – basic and diluted	10,895,000	11,185,000

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I.D. Systems, Inc. and Subsidiaries
Balance Sheet Data
	December 31, 2009*	March 31, 2010
		(Unaudited)
ASSETS
Cash and cash equivalents	$19,481,000	$5,979,000
Investments – short term	33,909,000	29,209,000
Accounts receivable, net	3,252,000	5,470,000
Note and lease receivable – current	--	254,000
Inventory, net	4,487,000	9,008,000
Interest receivable	97,000	131,000
Deferred costs – current	--	364,000
Prepaid expenses and other current assets	686,000	2,142,000
Total current assets	61,912,000	52,557,000

Investments – long term	6,752,000	4,392,000
Note and lease receivable – long term	--	1,062,000
Deferred costs – long term	--	761,000
Fixed assets, net	917,000	3,872,000
Goodwill	619,000	2,590,000
Intangible assets, net	375,000	5,816,000
	$70,575,000	$71,050,000

LIABILITIES
Accounts payable and accrued expenses	$2,094,000	6,135,000
Line of Credit	11,638,000	9,451,000
Deferred revenue	501,000	1,264,000
Total current liabilities	14,233,000	16,850,000
Deferred revenue	461,000	1,884,000
Total liabilities	14,694,000	18,734,000
Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 50,000,000 shares, $0.01 par value; 12,284,000 and 12,466,000 shares issued at December 31, 2009 and March 31, 2010, respectively; shares outstanding, 11,075,000 and 11,253,000 at December 31, 2009 and March 31, 2010, respectively	120,000	121,000
Additional paid-in capital	103,596,000	104,052,000
Accumulated deficit	(36,859,000)	(40,922,000)
Accumulated other comprehensive income	(60,000)	(19,000)
	66,797,000	63,232,000
Treasury stock, at cost	(10,916,000)	(10,916,000)
Total stockholders’ equity	55,881,000	52,316,000
Total liabilities and stockholders’ equity	$70,575,000	$71,050,000

*Derived from audited balance sheet as of December 31, 2009.

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I.D. Systems, Inc. and Subsidiaries
Statement of Cash Flows Data
 (Unaudited)
	Three months ended March 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(3,072,000)	$(4,063,000)
Adjustments to reconcile net loss to cash used in operating activities:
Bad debt expense	--	16,000
Accrued interest income	32,000	(34,000)
Stock-based compensation expense	559,000	454,000
Depreciation and amortization	138,000	432,000
Change in fair value of investments	108,000	--
Deferred rent expense	(5,000)	--
Deferred revenue	475,000	802,000
Changes in:
Restricted cash	177,000	--
Accounts receivable	2,762,000	1,011,000
Unbilled receivables	(32,000)	--
Note and lease receivable	--	74,000
Inventory	(1,215,000)	715,000
Prepaid expenses and other assets	(69,000)	(483,000)
Deferred costs	--	(494,000)
Accounts payable and accrued expenses	(1,414,000)	(1,360,000)
Net cash used in operating activities	(1,556,000)	(2,930,000)

Cash flows from investing activities:
Purchase of fixed assets	(198,000)	(506,000)
Business acquisition	--	(15,000,000)
Purchase of investments	(16,474,000)	(2,751,000)
Maturities of investments	11,778,000	9,877,000
Net cash used in investing activities	(4,894,000)	(8,380,000)

Cash flows from financing activities:
Proceeds from exercise of stock options	--	3,000
Borrowing on line of credit	12,900,000	--
Principal payments on line of credit	(160,000)	(2,187,000)
Net cash provided by (used in) financing activities	12,740,000	(2,184,000)

Effect of foreign exchange rate changes on cash and equivalents	--	(8,000)
Net increase (decrease) in cash and cash equivalents	6,290,000	(13,502,000)
Cash and cash equivalents - beginning of period	12,558,000	19,481,000
Cash and cash equivalents - end of period	$18,848,000	5,979,000
Supplemental disclosure of cash flow information:
Cash paid for Interest	$--	$30,000
Noncash activities:
Unrealized loss on investments	$(45,000)	$66,000
Shares withheld pursuant to stock issuance	$65,000	$--
Accrued contingent consideration	$--	$1,017,000
Acquisition:
Fair value of assets acquired	--	$20,788,000
Liabilities assumed	--	(4,771,000)
Less: contingent consideration potentially due	--	(1,017,000)
Net cash paid in 2010	--	$15,000,000